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Exhibit 99.1

CITIGROUP REPORTS THIRD QUARTER NET INCOME OF $4.69 BILLION
INCOME FROM CONTINUING OPERATIONS A RECORD $4.69 BILLION, UP 27%

EPS FROM CONTINUING OPERATIONS $0.90, A 25% INCREASE OVER THE THIRD
QUARTER OF 2002
REVENUES INCREASE 10% TO A RECORD $19.4 BILLION

        New York, NY, October 20, 2003—Citigroup Inc. (NYSE:C) today reported income from continuing operations for the three months ended September 30, 2003 of $4.69 billion, a 27% increase over the prior year period and a record for the company. Income per diluted share from continuing operations was $0.90, rising 25% over the third quarter of 2002. Net income, also $4.69 billion, rose 20% from the third quarter of 2002, which included the operating income from Travelers Property Casualty, which was spun off to shareholders in August of 2002.

        For the first nine months of 2003, Citigroup's income from continuing operations increased 19% to $13.09 billion, or $2.51 per diluted share. Net income for the same period was also $13.09 billion, rising 2% over $12.85 billion in the first nine months of 2002, which included the operating income from Travelers Property Casualty up until August 20, 2002, as well as the initial public offering gain. Revenues totaled $57.29 billion, a 7% increase over the prior year period.

        "The strengthening global economy, together with the power of our franchise and our diversified earnings sources resulted in record income of $4.69 billion from continuing operations, nearly $400 million higher than our previous record performance. Two-thirds of our businesses posted double-digit earnings increases. The excellence of our products and the strides we continue to make in increasing market share in our key businesses drove exceptional revenue growth of 10% for the third quarter," said Sanford I. Weill, Chairman of Citigroup.

        "All of our businesses made solid progress. Strong equity markets contributed to good growth in Private Client Services, where client assets rose 17%. Our Corporate and Investment Bank ranked #1 in Global Debt and Equity Underwriting for the eighth consecutive quarter. The Global Consumer Group has continued to expand organically and through select acquisitions, as we closed on the purchase of the Home Depot private label portfolio in the quarter, and continued to see benefits from the addition of Golden State Bancorp as well as strong mortgage activity. Global Investment Management, despite charges related to Argentina, posted 17% income growth, led by another record quarter for the Private Bank. The strength of our global platform was evidenced by Citigroup International's 29% income growth, led by 47% growth in the EMEA region and 22% growth in Asia."

        "I am more confident than ever in the strength of our model and our ability to continue to deliver for our shareholders, our customers and our employees. This is the right time to turn management over to Chuck Prince and Bob Willumstad, and I look forward to having them lead our company into the future," concluded Weill.

        "I am confident that we will continue to produce outstanding results as we move forward under new leadership. The talent and commitment of our more than 260,000 employees is what will enable us to extend our market share in the businesses and regions that we operate," said Charles O. Prince, Chief Executive Officer of Citigroup. "I am excited about the opportunities that lie ahead for our company and I look forward to our future."

        Highlights of the quarter included:

  •
  Revenue growth of 10%, reflecting record revenues of $19.4 billion, with exceptional growth in Retail Banking, up 17%, the Private Bank, up 23% and Life Insurance and Annuities, up 48%.

  •
  Expense growth in the quarter was 14%. Increased compensation expenses in the GCIB, as well as increased expenses reflecting the additional cost of expensing options, higher pension and insurance costs, and an increase in the amortization of deferred acquisition costs accounted for $436 million of the $1.17 billion increase in expenses.

  •
  Improving credit quality contributed to the company's results in the third quarter, as the total provision for credit losses fell 40% from $2.69 billion to $1.61 billion. Loss rates in the Global Consumer loan portfolio (excluding Commercial Markets) declined 44 basis points from the prior year to 2.31%, reflecting stable loss rates in North America Cards and improvements in International Cards, which offset higher losses in retail banking in Germany and consumer finance in Japan. In Argentina, $100 million of consumer reserves were released due to improving credit quality in that country. Consumer delinquency ratios as measured by loans 90 days past due also improved from both the prior quarter and the prior year. In the Global Corporate and Investment Bank, cash basis loans improved $143 million from the prior year and $415 million from the prior quarter, to $3.79 billion as a result of write-offs against previously established reserves, as well as paydowns. The provision for loan losses fell 89%, to $76 million in the third quarter. Corporate reserves for credit losses declined from $4.60 billion in the second quarter to $4.33 billion at the end of the third quarter, due to net credit losses of $331 million, which included $196 million in writedowns against previously established reserves, as well as a reduction in reserves of $35 million in Mexico, $32.5 million in North America, $16.25 million in Asia, and $16.25 million in Latin America to reflect the improving credit environment.

  •
  Results included $95 million in net after-tax charges related to actions in Argentina, including charges associated with the mandatory exchange of promissory notes received from the government, a writedown of deferred acquisition costs and restructuring of liabilities in the Retirement Services business in that country, partly offset by a reduction in the credit card and retail banking reserve for credit losses and reserve for settlement of customer liabilities of $140 million pre-tax, or $87 million after-tax, previously established for Argentina. Results also included a $106 million writedown of an investment security in Mexico, which was offset by a credit recovery of $64 million.

  •
  Results included a $200 million release of tax reserves that had been held at the legacy Associates' businesses and was deemed to be in excess of expected tax liabilities.

  •
  During the third quarter, Citigroup closed on the acquisition of the private label portfolio of Home Depot, which added $6.0 billion in receivables and 12 million accounts. Citigroup has received regulatory approval for the purchase of the Sears credit card business, the acquisition of which is expected to close in November. Following this acquisition, Citigroup will become the leading private label card issuer in the United States.

  •
  Citigroup's total stockholders' equity and trust preferred securities was $102.1 billion at September 30, 2003, and the company's return on equity was 20.2%. Citigroup repurchased 5.7 million shares during the quarter, bringing the total number of shares repurchased year to date to 48.9 million.

GLOBAL CONSUMER

        Income of $2.52 billion for the third quarter, up 14%. Highlights included:

  •
  Cards income advanced 16% to $985 million. North America cards income of $819 million represented a 13% increase, driven by net interest margin expansion as well as stable credit quality. North America cards net receivables increased 3% over the prior year, including the addition of $6.3 billion in receivables associated with the Home Depot portfolio, and the net interest margin rose 25 basis points, reflecting the company's recent shift away from low-introductory interest rate balance consolidations, as well as lower cost of funds. International cards income rose 37%, on the strength of 25% receivables growth, which drove strong revenue growth particularly in Europe and Asia. The provision for credit losses decreased due to improvements in Hong Kong and Taiwan, and the release of loan loss reserves in Argentina, partially offset by deterioration in the UK and Korea.

  •
  Consumer Finance income declined 13% to $467 million, the result of a decline in income from the company's consumer finance business in Japan. In North America, income rose 9%, to $372 million. Average loans increased by $8 billion, or 13% inclusive of the auto finance business of GSB, and the net interest margin remained stable, driving revenue growth of 11%. Expenses were 13% higher, primarily due to increased volumes from the GSB acquisition and higher credit collection costs. The net credit loss rate increased 14 basis points from the prior year, although it declined slightly from the second quarter. International consumer finance income fell 52%, to $95 million, driven by portfolio contraction and continued high credit losses in Japan, which offset strong growth in Europe.

  •
  Retail Banking income of $1.09 billion represented a 26% increase over the prior year, as the business now serves 48 million accounts through over 3,000 branches globally. In North America, income increased 23% to $705 million, reflecting the addition of Golden State Bancorp as well as exceptionally strong performance in the mortgage business, which originated a record $37 billion in mortgage loans in the third quarter. Results in Mexico were negatively impacted by a writedown of an investment security, which was partially offset by a credit recovery. Deposits in Citibanking North America rose 49%, including Golden State. International retail banking income growth of 30% reflected continued strong growth in EMEA and Asia, driven by higher loan volumes and investment product sales. International results also reflected improvements in Latin America primarily attributable to improved credit conditions in Argentina, which resulted in a $56 million release of credit reserves.

GLOBAL CORPORATE AND INVESTMENT BANK

        Income of $1.37 billion for the third quarter, up 31%. Highlights included:

  •
  Capital Markets and Banking income of $1.17 billion rose 27% over the prior year. Revenue growth of 4% reflected higher trading-related revenues as well as higher underwriting revenues in both fixed income and equities. Expenses increased 21%, driven by higher compensation expense, reflecting an improved capital markets environment. Expenses were 19%, or $493 million lower than the second quarter of 2003, and the pre-tax profit margin was 42% in the Global Corporate and Investment Bank. Credit costs were substantially improved, as the provision for credit losses declined by over $500 million from the third quarter of 2002.

  •
  Transaction Services income was $203 million, rising 57% from the prior year, which included higher credit costs related to Argentina in 2002. Revenues declined 2% impacted by lower global interest rates as well as lower securities activity. Expenses declined 2% from the prior year, and credit costs improved substantially.

PRIVATE CLIENT SERVICES

        Income of $203 million for the third quarter, up 8% over the prior year, and 12% over the second quarter. Results reflected an improved level of customer activity versus the prior year, as well as higher asset values. Revenues increased 4% over the prior year, led by 7% growth in transactional revenues. The pre-tax profit margin improved to 22% in the quarter and net flows were $5 billion. Revenue per Financial Consultant increased 8% to $481,000, the highest level in 5 quarters. Balances in Smith Barney's bank deposit program reached $42 billion at the end of the third quarter.

GLOBAL INVESTMENT MANAGEMENT

        Income of $367 million for the third quarter, up 17%. Highlights included:

  •
  Life Insurance and Annuities income increased 83% to $152 million over the prior year period, including the benefit of lower realized losses as compared to the prior year period. Travelers Life and Annuity rose $159 million as a result of lower realized insurance investment losses, favorable investment yields and higher business volumes that offset an increase in amortization of deferred acquisition costs. Individual annuity, group annuity and life insurance account balances all reached record levels, increasing 16%, 10% and 23%, respectively. A loss of $77 million was recorded by International Insurance, reflecting $131 million in charges taken primarily related to the mandatory exchange of promissory notes received from the Argentine government and the restructuring of liabilities in the Voluntary Annuities business. Citigroup's joint venture with Mitsui Sumitomo Life generated a record $1 billion in variable annuity deposits.

  •
  The Private Bank's income increased 22% to $143 million, the seventh consecutive quarter of record earnings. Client trading and lending revenues were particularly strong, driving 23% total revenue growth. Regionally, the Private Bank generated double-digit income growth in North America, Asia, Japan and Latin America. Client business volumes reached $186 billion, rising 14%.

  •
  Income for Asset Management, which includes Retirement Services, declined 37% to $72 million, reflecting the impact of charges related to Argentina of $51 million taken in Retirement Services. Excluding these losses, income rose 8%. Revenues declined 2%, as the impact of positive net flows and improvements in global equity markets were offset by product mix changes. Assets under management increased 12% to $495 billion over the third quarter of 2002, boosted by cumulative net flows of $17 billion, excluding U.S. retail money market net flows, and positive market action. Citigroup Asset Management's share of proprietary distribution channels was 74% in Primerica Financial Services, 30% in Smith Barney, and 36% in Citibanking North America.

CITIGROUP INTERNATIONAL

        Income for Citigroup's international operations increased 29% to $1.23 billion from the third quarter of 2002. Results for the quarter, which are fully reflected in the product disclosures above, included:

  •
  Asia's income totaled $475 million, increasing 22%. Consumer income reached a record $220 million, rising 13%. Revenue growth of 12% was led by growth in cards and retail banking, with continued strong investment product sales throughout the region. Income for the corporate and investment bank rose 16%, with higher revenues from fixed income and equities trading as well as higher investment banking results.

  •
  Europe, Middle East and Africa (EMEA) income of $466 million increased 47% in the third quarter. Income from the corporate and investment bank rose 90% driven by strong trading and investment banking results, tight expense controls and improved credit costs. Consumer income rose 15% driven by continued growth in the installment loan business in Germany.

  •
  Income for Japan declined 54% over the prior year period, to $164 million, largely driven by the sharp decline in earnings from the company's consumer finance business there, reflecting high loss rates and portfolio contraction. Pre tax income and loss rates for the consumer finance business improved modestly from the prior quarter.

  •
  Latin America recorded income of $128 million for the third quarter as compared to a loss of $109 million in the prior year period, despite losses in Argentina of $95 million. Results reflected an improving credit situation in Argentina, which benefited both the consumer group and the corporate and investment bank, which was partially offset by losses incurred in Investment Management in connection with the mandatory exchange of promissory notes received from the Argentine government as well as a writedown of deferred acquisition costs and the restructuring of liabilities within the International Insurance Manufacturing business.

PROPRIETARY INVESTMENT ACTIVITIES AND CORPORATE/OTHER

        For the third quarter of 2003, Citigroup's Proprietary Investment Activities recorded income of $96 million, including an $80 million after-tax gain on an initial public offering. Corporate/Other income of $136 million reflects the benefit of a tax reserve release of $200 million that had been held at the legacy Associates' businesses and was deemed to be in excess of expected tax liabilities, as well as continued strong treasury performance as a result of the low interest rate environment.

        Citigroup (NYSE: C), the preeminent global financial services company with some 200 million customer accounts in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at: www.citigroup.com.

        A financial summary follows. Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Financial Supplement. Both the earnings release and the Financial Supplement are available on Citigroup's web site (http://www.citigroup.com). This document can also be obtained by calling 1-800-853-1754 within the United States or 732-935-2771 outside the United States.

        Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

Contacts:
Press:	Leah Johnson	(212) 559-9446
	Shannon Bell	(212) 793-6206
Investors:	Sheri Ptashek	(212) 559-2718
Fixed Income Investors:	John Randel	(212) 559-5091

Citigroup Net Income—Product View
(In Millions of Dollars, except per share data)

	Third Quarter			Nine Months
			% Change			% Change
	2003	2002		2003	2002
Global Consumer
Cards	$985	$849	16	$2,488	$2,150	16
Consumer Finance	467	539	(13)	1,460	1,637	(11)
Retail Banking	1,086	864	26	3,109	2,171	43
Other	(17)	(32)	47	(64)	(41)	(56)

Total Global Consumer	2,521	2,220	14	6,993	5,917	18

Global Corporate and Investment Bank
Capital Markets and Banking	1,170	923	27	3,527	3,118	13
Transaction Services	203	129	57	587	434	35
Other	(5)	(10)	50	(7)	(67)	90

Total Global Corporate and Investment Bank	1,368	1,042	31	4,107	3,485	18

Private Client Services	203	188	8	541	628	(14)
Global Investment Management
Life Insurance and Annuities	152	83	83	578	434	33
Private Bank	143	117	22	406	341	19
Asset Management	72	114	(37)	281	334	(16)

Total Global Investment Management	367	314	17	1,265	1,109	14

Proprietary Investment Activities	96	(120)	NM	123	(155)	NM
Corporate / Other	136	62	NM	64	35	83

Income From Continuing Operations	4,691	3,706	27	13,093	11,019	19

Discontinued Operations, After-tax (A)	—	214	—	—	1,875	—
Cumulative Effect of Accounting Change (B)	—	—	—	—	(47)	—

Net Income	$4,691	$3,920	20	$13,093	$12,847	2

Diluted Earnings Per Share:
Income From Continuing Operations	$0.90	$0.72	25	$2.51	$2.12	18
Net Income	$0.90	$0.76	18	$2.51	$2.47	2

(A)
Travelers Property Casualty Corp. (TPC) (a wholly-owned subsidiary of Citigroup on December 31, 2001) sold 231,000,000 shares of its class A common stock at $18.50 per share in an initial public offering (IPO) on March 27, 2002. Citigroup made a tax-free distribution to its stockholders of a portion of its ownership interest in TPC on August 20, 2002. Discontinued Operations includes the operations of TPC, the $1.270 billion gain on the IPO ($1.061 billion after-tax recognized in the 2002 first quarter and $97 million after-tax recognized in the 2002 third quarter) and income taxes on the operations and IPO gain. Citigroup remains a holder of approximately 9.9% of TPC's common equity.

(B)
Accounting Change refers to the 2002 first quarter adoption of the remaining provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142).

NM
Not meaningful

Reclassified to conform to the current period's presentation.

Citigroup Net Income—Regional View
(In Millions of Dollars)

	Third Quarter			Nine Months
			% Change			% Change
	2003	2002		2003	2002
North America (excluding Mexico)(1)
Consumer	$1,697	$1,425	19	$4,696	$3,994	18
Corporate	587	698	(16)	1,778	1,974	(10)
Private Client Services	203	188	8	541	628	(14)
Investment Management	360	202	78	1,010	772	31

Total North America (excluding Mexico)	2,847	2,513	13	8,025	7,368	9

Mexico
Consumer	183	185	(1)	561	345	63
Corporate	121	58	NM	325	362	(10)
Investment Management	75	55	36	209	173	21

Total Mexico	379	298	27	1,095	880	24

Europe, Middle East and Africa (EMEA)
Consumer	204	178	15	535	472	13
Corporate	255	134	90	858	505	70
Investment Management	7	4	75	6	8	(25)

Total EMEA	466	316	47	1,399	985	42

Japan
Consumer	92	259	(64)	429	742	(42)
Corporate	47	87	(46)	84	107	(21)
Investment Management	25	11	NM	62	42	48

Total Japan	164	357	(54)	575	891	(35)

Asia (excluding Japan)
Consumer	220	195	13	617	516	20
Corporate	196	169	16	563	562	—
Investment Management	59	25	NM	126	80	58

Total Asia (excluding Japan)	475	389	22	1,306	1,158	13

Latin America
Consumer	125	(22)	NM	155	(152)	NM
Corporate	162	(104)	NM	499	(25)	NM
Investment Management	(159)	17	NM	(148)	34	NM

Total Latin America	128	(109)	NM	506	(143)	NM

Proprietary Investment Activities	96	(120)	NM	123	(155)	NM
Corporate/Other	136	62	NM	64	35	83

Income From Continuing Operations	$4,691	$3,706	27	$13,093	$11,019	19
Discontinued Operations, After-tax (A)	—	214	—	—	1,875	—
Cumulative Effect of Accounting Changes (B)	—	—	—	—	(47)	—

Net Income	$4,691	$3,920	20	$13,093	$12,847	2

(1)
Excludes Proprietary Investment Activities and Corporate/Other.

NM  Not meaningful

Reclassified to conform to the current period's presentation.

Citigroup Segment Revenue—Product View
(In Million of Dollars)

	Third Quarter			Nine Months
			% Change			% Change
	2003	2002		2003	2002
Global Consumer
Cards	$3,542	$3,714	(5)	$10,184	$10,042	1
Consumer Finance	2,499	2,462	2	7,462	7,243	3
Retail Banking	4,135	3,549	17	12,339	10,481	18
Other	75	78	(4)	233	262	(11)

Total Global Consumer	10,251	9,803	5	30,218	28,028	8

Global Corporate and Investment Bank
Capital Markets and Banking	3,856	3,691	4	12,567	12,288	2
Transaction Services	893	911	(2)	2,714	2,730	(1)
Other	2	(57)	NM	(18)	(260)	93

Total Global Corporate and Investment Bank	4,751	4,545	5	15,263	14,758	3

Private Client Services	1,489	1,430	4	4,265	4,488	(5)
Global Investment Management
Life Insurance and Annuities	1,372	925	48	3,669	2,977	23
Private Bank	510	414	23	1,490	1,265	18
Asset Management	444	451	(2)	1,255	1,396	(10)

Total Global Investment Management	2,326	1,790	30	6,414	5,638	14

Proprietary Investment Activities	459	(67)	NM	721	(5)	NM
Corporate/Other	122	143	(15)	407	528	(23)

Total Revenues, Net of Interest Expense	$19,398	$17,644	10	$57,288	$53,435	7

NM
Not meaningful

Reclassified to conform to the current period's presentation.

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CITIGROUP REPORTS THIRD QUARTER NET INCOME OF $4.69 BILLION INCOME FROM CONTINUING OPERATIONS A RECORD $4.69 BILLION, UP 27% EPS FROM CONTINUING OPERATIONS $0.90, A 25% INCREASE OVER THE THIRD QUARTER OF 2002 REVENUES INCREASE 10% TO A RECORD $19.4 BILLION